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Exhibit 4.6

Consulting Agreement with Tom Cloutier Granting Warrants and Registration Rights

Consulting Agreement

    This Agreement is made effective as of December 9, 1999, by and between View Systems, Inc., of 9693 Gerwig Lane, Suite O, Columbia, Maryland 21046, and Tom Cloutier, 2452 E. Camino Pelicano, Palm Springs, California 92262.

    In this Agreement, the party who is contracting to receive services shall be referred to as "View", and the party who will be providing the services shall be referred to as "Cloutier".

    Cloutier has a background in investor relations, direct marketing, publishing, public relations and advertising with expertise in the dissemination of information about publicaly traded companies.

    View desires to have services provided by Cloutier.

    Therefore, the parties agree as follows:

    1.  DESCRIPTION OF SERVICES.  Cloutier has been performing and shall perform the following services for View: investor relations, direct marketing, publishing, public relations and advertising, dissemination of information about View, fulfillment, internet related services.

    2.  PERFORMANCE OF SERVICES.  The manner in which the Services are to be performed and the specific hours to be worked by Cloutier shall be determined by Cloutier. View will rely on Cloutier to work as many hours as may be reasonably necessary to fulfill Cloutier's obligations under this Agreement. Cloutier will report to Gunther Than during this engagement.

    3.  PAYMENT.  View shall pay Cloutier $5,000 per month for his services. In addition, View grants Cloutier warrants to 44,000 purchase shares of common stock in View at an exercise price of $2.00 per share. These warrants may be exercised at any time from the date of this agreeent to 5 years thereafter. View agrees to register for resale, at its expense, the shares issuable upon exercise of the warrants in its next primary and/or secondary registration of securities pursuant to the Securities Act of 1933, as amended. This registration obligation includes View's obligation to (i) use its best efforts to register or qualify the shares acquired upon exercise of the warrants for offer or sale under state securities or blue sky laws of such jurisdictions as Cloutier shall reasonably request and do any and all other acts and things which may be necessary or advisable to enable Cloutier to consummate the proposed sale, transfer or other disposition of such securities in any jurisdiction; and (ii) furnish to Cloutier any prospectus included in any such registration statement, and all amendments and supplements to such documents, in each case as soon as available and in such quantities as Cloutier may from time to time reasonably request.

    4.  NEW PROJECT APPROVAL.  Cloutier and View recognize that Cloutier's Services will include working on various projects for View. Cloutier shall obtain the approval of View prior to the commencement of a new project.

    5.  TERM/TERMINATION.  This Agreement may be terminated by either party upon 30 days notice to the other party.

    6.  RELATIONSHIP OF PARTIES.  It is understood by the parties that Cloutier is an independent contractor with respect to View, and not an employee of View. View will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Cloutier.

    7.  DISCLOSURE.  Cloutier is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of View. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

    —a product or product line of View
    —a manufacturing process of View
    —a customer or potential customer of View
    —a product or system design of View
    —a distributor, reseller or OEM of View

    8.  INDEMNIFICATION.  Cloutier agrees to indemnify and hold View harmless from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against View that result from the acts or omissions of Cloutier, Cloutier's employees, if any, and Cloutier's agents.

    9.  ASSIGNMENT.  Cloutier's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of View.

    10.  NONSOLICITATION.  During the term of this Agreement, and for 12 months thereafter, Cloutier shall not solicit or hire View's employees to work for it, nor shall he solicit View's customers to sell products substantially similar to View's products. During the term of this Agreement, and for 12 months thereafter, Cloutier shall not compete, directly or indirectly with View, in producing, selling and distributing products that are substantially similar to View's products.

    11.  CONFIDENTIALITY.  View recognizes that Cloutier has and will have the following information:

    —inventions
    —products
    —prices
    —costs
    —discounts
    —future plans
    —business affairs
    —trade secrets
    —technical information
    —customer lists
    —product design information
    —copyrights

and other proprietary information (collectively, "Information") which are valuable, special and unique assets of View and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Cloutier agrees that he will not at any time or in any manner, either directly or indirectly, use any Information for Cloutier's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of View. Cloutier will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

    12.  UNAUTHORIZED DISCLOSURE OF INFORMATION.  If it appears that Cloutier has disclosed (or has threatened to disclose) Information in violation of this Agreement, View shall be entitled to an injunction to restrain Cloutier from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. View shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

    13.  CONFIDENTIALITY AFTER TERMINATION.  The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

    14.  RETURN OF RECORDS.  Upon termination of this Agreement, Cloutier shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Cloutier's possession or under Cloutier's control and that are View's property or relate to View's business.

    15.  NOTICES.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for View:
View Systems, Inc.
Gunther Than, President
9693 Gerwig Lane, Suite O
Columbia, Maryland 21046

IF for Cloutier:
Tom Cloutier
2452 E. Camino Pelicano
Palm Springs, California 92262

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

    16.  ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

    17.  AMENDMENT.  This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

    18.  SEVERABILITY.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

    19.  WAIVER OF CONTRACTUAL RIGHT.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

    20.  APPLICABLE LAW.  This Agreement shall be governed by the laws of the State of Maryland.

Party receiving services:
View Systems, Inc.

By:
Gunther Than President
Party providing services:
Tom Cloutier

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Exhibit 4.6